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                                                                   Exhibit 23(b)



                      REPORT OF INDEPENDENT ACCOUNTANTS ON
                          FINANCIAL STATEMENT SCHEDULE


To the Board of Directors of
CITATION Computer Systems, Inc.



Our audits of the consolidated financial statements referred to in our report dated May 11, 1998, except for Note 20 which is as of June 24, 1998, appearing on page 27 of the Financial Information Insert to the 1998 Annual Report to Shareholders of CITATION Computer Systems, Inc. (which report and consolidated financial statements are incorporated by reference in this Annual Report on Form 10-KSB) also included an audit of the Financial Statement Schedule included in this Form 10-KSB. In our opinion, this Financial Statement Schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.





PricewaterhouseCoopers LLP

St. Louis, Missouri
May 11, 1998